Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Non-Employee Directors’ Equity Incentive Plan of Diversa Corporation of our reports dated March 14, 2007, with respect to the consolidated financial statements of Diversa Corporation, Diversa Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Diversa Corporation, included in Diversa Corporation’s Annual Report (Form 10-K/A) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

San Diego, California

May 3, 2007